UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2009

PARK BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-20867	36-4082530
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
5400 South Pulaski Road Chicago, IL		60632 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (773) 582-8616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

       On April 21, 2009, Allen H. Koranda was appointed to the Board of Directors of Park Bancorp, Inc. (the “Company”) and Park Federal Savings Bank (the “Bank”), the Company’s banking subsidiary.  Mr. Koranda was appointed as a member of the class of directors of the Company whose term expires at the Company’s 2010 annual stockholders meeting.  The appointment of Mr. Koranda fills a vacancy created by an increase in the size of the Board.

The Company expects to appoint Mr. Koranda to the Board’s Audit Committee after the Company’s 2009 annual stockholders meeting in May.

In connection with his appointment, Mr. Koranda was granted options to purchase 5,000 shares of the Company’s common stock with an exercise price of $5.68 per share (the closing price of the Company’s stock on April 21, 2009), and 5,000 shares of restricted stock under the Company’s existing 2003 Incentive Plan.  Each of the shares of restricted stock and the options vest ratably over a five year period.

The Company has not entered into any material contracts or arrangements, compensatory or otherwise, with Mr. Koranda with respect to his appointment as a director of the Company and the Bank, except as described above.  There are no related party transactions between the Company and Mr. Koranda that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.  A copy of the Company’s press release announcing Mr. Koranda’s appointment is attached as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

     (d)    Exhibits.

Exhibit	Description
99.1	Press Release dated April 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2009	PARK BANCORP, INC. By: /s/Richard J. Remijas, Jr. Richard J. Remijas, Jr. Executive Vice President

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated April 23, 2009